EXHIBIT 99.1

Eaton Communications Eaton Center Cleveland, OH 44122 tel: 440-523-4343 margarethagan@eaton.com

Date	February 19, 2021
For Release	Immediately
Contact	Margaret Hagan, 440-523-4343

Eaton names Daniel Hopgood senior vice president and controller

Ken Semelsberger to retire

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) today announced that Daniel Hopgood has been named senior vice president and controller effective April 1. He succeeds Ken D. Semelsberger, senior vice president and controller, who will be retiring on March 31.

Hopgood joined Eaton in 2012 as vice president, Finance, Vehicle Segment, and then moved to senior vice president, Finance, Industrial Sector. He has been in his current role for the past three years as senior vice president, Global Financial Services and Systems. Prior to that he served in various finance and accounting leadership roles for several industrial companies. Hopgood is a Certified Public Accountant.

Over the next several weeks, Hopgood and Semelsberger will be working together to ensure a smooth leadership transition.

“Ken’s long experience, knowledge and insights will be greatly missed,” said Rick Fearon, vice chairman and chief financial and planning officer. “He has been a strong partner to me and our leadership team. I wish him well in his retirement.”

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2020 revenues were $17.9 billion, and we sell products to customers in more than 175 countries. We have approximately 92,000 employees. For more information, visit www.eaton.com.

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